Exhibit 5.1

A&L Goodbody Solicitors	Dublin
3 Dublin Landings	Belfast
North Wall Quay, Dublin 1	London
D01 C4E0	New York
T +353 1 649 2000	San Francisco
Dx: 29 Dublin | www.algoodbody.com	Palo Alto

Date	9 March 2023

Our Ref	01437848

GH Research plc

Joshua Dawson House

Dawson Street

Dublin 2

D02 RY95

Ireland

GH Research plc (the Company)

Registration Statement on Form F-3 - Exhibit 5.1

Dear Sirs

We are acting as Irish counsel to the Company, a public limited company incorporated under the laws of Ireland (registered number 691405), in connection with the filing of a registration statement (the Registration Statement) on Form F-3 with the United States Securities and Exchange Commission (the SEC) under the Securities Act of 1933, as amended (the Securities Act), pursuant to which we understand that the Company will register the offering, issuance and sale by the Company, from time to time, of up to $200,000,000 of the Company's securities (the Securities), which may include ordinary shares in the capital of the Company with a nominal value of $0.025 each (the Shares), debt securities of the Company (the Debt Securities), warrants to purchase the Shares or the Debt Securities (the Warrants), subscription rights to purchase the Securities (the Subscription Rights) and units consisting of any combination of Shares, Debt Securities, Warrants or any combination of such Securities (the Units), pursuant to the terms of the Registration Statement, the prospectus contained therein and any amendments or supplements thereto.

1	In connection with this Opinion, we have examined and relied upon copies of:

1.1	the Registration Statement; and

1.2	such corporate records of the Company as we have deemed necessary as a basis for the opinions hereinafter expressed.

In rendering this Opinion, we have examined, and have assumed the truth and accuracy of the contents of, all such corporate records, documents and certificates of officers of the Company and of public officials as to factual matters and have conducted such searches on 9 March 2023 (being the last practicable date on which searches could be conducted) in public registries in Ireland as we have deemed necessary or appropriate for the purposes of this Opinion but have made no independent investigation regarding such factual matters. In our examination we have assumed the (continued) truth and accuracy of the information contained in such documents, the genuineness of all signatures (electronic or otherwise), that any signatures (electronic or otherwise) are the signatures of the persons who they purport to be, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies and the authenticity of the originals of such documents.

2	We have further assumed:

CE Gill • JG Grennan • PD White • VJ Power • LA Kennedy • SM Doggett • B McDermott • S O’Riordan • M Sherlock • KP Allen • C Rogers • G O’Toole • JN Kelly • N O’Sullivan

MJ Ward • AC Burke • D Widger • C Christle • S Ó Cróinin • DR Baxter • A McCarthy • JF Whelan • JB Somerville • MF Barr • AM Curran • A Roberts • RM Moore • D Main • J Cahir

M Traynor • PM Murray • P Walker • K Furlong • PT Fahy • D Inverarity • M Coghlan • DR Francis • A Casey • B Hosty • M O’Brien • L Mulleady • K Ryan • E Hurley • D Dagostino • R Grey

R Lyons • J Sheehy • C Carroll • SE Carson • P Diggin • J Williams • A O’Beirne • J Dallas • SM Lynch • M McElhinney • C Owens • AD Ion • K O'Connor • JH Milne • T Casey

M Doyle • CJ Comerford • R Marron • K O'Shaughnessy • S O'Connor • SE Murphy • D Nangle • A Lawler • C Ó Conluain • N McMahon • HP Brandt • A Sheridan • LM Byrne • N Cole

M Devane • D Fitzgerald • G McDonald • N Meehan • R O'Driscoll • B O'Malley • C Bollard • M Daly • D Geraghty • LC Kennedy • E Mulhern • E O'Keeffe • MJ Ellis • D Griffin

D McElroy • C Culleton • B Nic Suibhne • S Quinlivan • J Rattigan • K Mulhern

Consultants: Professor JCW Wylie • MA Greene • AV Fanagan • PM Law • SW Haughey • PV Maher

2.1	that, at the time of the issuance of the Shares, a sufficient number of Shares will be authorised and available for issuance by the Company’s board of directors (the Board) pursuant to the Company’s constitution as adopted on 24 June 2021 (the Constitution), that the consideration for the issuance of such Shares will not be less than the nominal value of such Shares and that the Board, or any appropriate committee appointed thereby, will have the valid authority to issue such Shares on a non-pre-emptive basis;

2.2	that, at the time of the issuance of the Securities, pursuant to the Company's Constitution, that the Board, or any appropriate committee appointed thereby, will have the valid authority to issue such Securities and that such Securities will have been duly executed, authenticated (if applicable), issued and delivered against payment therefor in accordance with the terms of the applicable Securities agreement and in the manner contemplated by the applicable prospectus and that such Securities will be the legally valid and binding obligations of the Company, enforceable against the Company in accordance with their terms;

2.3	that, at the time of issuance of any Shares issuable upon the exercise of any Debt Securities, Warrants, Subscription Rights or Units exercisable or convertible into Shares, in whole or in part (together, the Convertible Securities), there will be sufficient authorised but unissued share capital available for issuance by the Board under the Company's Constitution and not otherwise reserved for issuance and that the Board, or any appropriate committee appointed thereby, will have the valid authority to issue such Shares on a non-pre-emptive basis;

2.4	that the issuance of any Shares upon the conversion, exchange and exercise of any of the Convertible Securities will be conducted in accordance with the terms and the procedures described in the Company's Constitution, the Companies Act 2014, as amended (the Companies Act), and the terms of issuance of such Convertible Securities;

2.5	that the issuance of any of the Securities will be in compliance with the Companies Act, the Irish Takeover Panel Act 1997, Takeover Rules 2022, and all applicable Irish company, takeover, securities, market abuse, insider dealing laws and other rules and regulations;

2.6	that none of the resolutions and authorities of the Board or shareholders of the Company upon which we have relied have been or will be varied, amended or revoked in any respect or have expired and that the Securities will be issued in accordance with such resolutions and authorities;

2.7	that, when filed with the SEC, the Registration Statement will not differ in any material respect from the final draft that we have examined and that before any Securities are issued, offered or sold, the Registration Statement and any amendments to the Registration Statement (including post-effective amendments) will have become effective under the Securities Act;

2.8	that no authorisations, approvals, licences, exemptions or consents of governmental or regulatory authorities with respect to the agreements or arrangements referred to in the Registration Statement are or will be required to be obtained, that the Securities will conform with the descriptions and restrictions contained in the Registration Statement, subject to such changes as may be required in order to comply with any requirement of Irish law, that the selling restrictions contained therein have been and will be at all times observed and that the Securities will comply with the terms of any agreements relating to the Securities;

2.9	that the Registration Statement does not constitute (and is not intended/required to constitute) a prospectus within the meaning of Part 23 of the Irish Companies Act 2014 and to the extent that any offer of Securities is being made to investors in any member state of the European Union, the Company is satisfied that the obligation to propose and publish a prospectus pursuant to European Union and/or Irish prospectus law, or in particular pursuant to the European Union (Prospectus) Regulations 2019, does not arise;

2.10	the absence of fraud on the part of the Company and its respective officers, employees, agents and advisers and that the Company will issue the Securities in good faith, for its legitimate and bona fide business purposes. We have further assumed that: (i) the Company will be fully solvent at the time of and immediately following the issue of any Securities; (ii) no resolution or petition for the appointment of a liquidator or examiner will be passed or presented prior to the issue of any Securities; (iii) no receiver will have been appointed in relation to any of the assets or undertaking of the Company prior to the issue of any Securities; and (iv) no composition in satisfaction of debts, scheme of arrangement, or compromise or arrangement with creditors or members (or any class of creditors or members) will be proposed, sanctioned or approved in relation to the Company prior to the issue of the Securities.

3	Subject to the foregoing and to the within additional qualifications and assumptions, and based upon searches carried out in the Irish Companies Registration Office and the Central Office of the High Court on 9 March 2023 we are of the opinion that:

3.1	the Company is a public limited company duly incorporated under the laws of Ireland and validly existing under the laws of Ireland;

3.2	the Shares, including any Shares to be issued upon conversion, exercise, exchange or otherwise pursuant to the terms of any of the Securities, in each case when issued in accordance with all necessary corporate action of the Company, including a valid resolution of the Board or any duly appointed committee thereof, and when delivered against due payment therefor, shall be duly authorised, validly issued, fully paid and will not be subject to calls for any additional payments (non-assessable); and

3.3	the Debt Securities, Warrants, Subscription Rights and Units when (i) issued in accordance with all necessary corporate action of the Company, including a valid resolution of the Board or any duly appointed committee thereof; (ii) if appropriate, authenticated in the manner set forth in the applicable indenture, warrant agreement, subscription rights agreement, unit agreement or other applicable agreement; (iii) delivered against due payment therefor; and (iv) the applicable indenture, warrant agreement, subscription rights agreement, unit agreement or other applicable agreement has been duly authorized, executed and delivered by the Company and the other parties thereto, will be duly authorized, validly issued and binding obligations of the Company.

In rendering this Opinion we have confined ourselves to matters of Irish law. We express no opinion on any laws other than the laws of Ireland (and the interpretation thereof) in force as at the date hereof and we express no opinion with respect to taxation matters. This Opinion speaks only as of its date. We are not under any obligation to update this Opinion from time to time, nor to notify you of any change of law, facts or circumstances referred to or relied upon in the giving of this Opinion.

This Opinion is given solely for the benefit of the addressee of this Opinion and may not be relied upon by any other person without our prior written consent, provided, however, that it may be relied upon by persons entitled to rely on it pursuant to applicable provisions of US federal securities laws, including but not limited to any purchaser of the Securities.

This Opinion is intended solely for use in connection with the registration and potential issuance of the Securities subject to the Registration Statement and is not to be relied upon for any other purpose.

This Opinion is also strictly confined to the matters expressly stated herein and is not to be read as extending by implication or otherwise to any other matter.

We hereby consent to the filing of this Opinion with the SEC as an exhibit to the Registration Statement filed with the SEC on 9 March 2023 in accordance with the requirements of Item 601(b)(5) of Regulations S-K of the Securities Act, and to the use of our name therein and in the related Prospectus and in any prospectus supplement under the caption “Legal Matters”.

The Opinion is governed by and construed in accordance with the laws of Ireland.

Yours faithfully

/s/ A&L Goodbody LLP

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